SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Filed by Johnson Outdoors Inc.

        Johnson Outdoors Inc. (the “Company”) issued a newspaper advertisement for publication in the Racine Journal Times and the Milwaukee Journal Sentinel on March 15 and 16, 2005, respectively (the “Advertisement”), respecting the Agreement and Plan of Merger providing for the merger of JO Acquisition Corp., a Wisconsin corporation, with and into the Company. Under the terms of the proposed merger, public shareholders of the Company would receive cash for their shares, and the members of the Johnson family would acquire 100% ownership of the Company. A copy of the Advertisement follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

To All Johnson Outdoors Shareholders:

Nation’s Leading Independent Proxy Advisory Firms Recommend
Johnson Outdoors Shareholders
Vote FOR the Proposed Merger

Institutional Shareholder Services (ISS) and Glass Lewis & Co, widely recognized as the leading independent proxy advisory firms in the nation, have recommended that their members vote to approve Johnson Outdoor’s proposed merger with JO Acquisition Corp. at the March 22, 2005 special shareholder meeting. In its report, ISS noted:

“Based on our review of the terms of the transaction . . . in particular the premium paid to current shareholders and the procedural safeguards taken in negotiating the terms, we believe that the merger agreement warrants shareholder support.”*

Did you know that not voting at all
is the same as voting against the merger?

Approval of the merger agreement requires, among other votes, the affirmative vote of 66 2/3% of the shares held by individuals other than the Johnson family and their affiliates and associates. If shareholders fail to approve the all-cash premium offer, you will not receive the $20.10 in cash provided under the merger agreement.

The Board of Directors of Johnson Outdoors, including the special committee of independent directors, believes the $20.10 offer price appropriately values the Company and recommends that shareholders vote FOR approval of the merger agreement.

• FAIR PRICE – The special committee undertook a thorough review process and received a fairness opinion from its outside financial advisor, William Blair, before arriving at its determination that $20.10 per share in cash represents a fair price for the unaffiliated shareholders of Johnson Outdoors.

• PREMIUM – The offer price represents a premium of 21.2% to the average closing price for the 30 days prior to the initial merger proposal and a 53.7% premium to the 52-week average closing price prior to the initial February 20, 2004 merger proposal announcement.

• GUARANTEED VALUE – Provides shareholders with an opportunity to exit their investment for the guaranteed amount of $20.10 in cash per share rather than be subject to the continued volatility and thin trading volume of Johnson Outdoors’ stock and the Company’s future prospects.

Don’t Delay – Your Vote Is Important!

Vote FOR the Proposed Merger Today

Shareholders with any questions should contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8964

Banks & Brokers Call Collect: (212) 750-5833

* Permission to use quotation neither sought nor obtained.